Exhibit 99.1

767 Fifth Avenue New York, NY 10153	News Media Relations: Jill Marvin jimarvin@estee.com Investor Relations: Rainey Mancini rmancini@estee.com

THE ESTÉE LAUDER COMPANIES TO INCREASE ITS OWNERSHIP IN DECIEM

ELC will expand its investment in the company behind fast-growing skin care brands The
Ordinary and NIOD, and establish terms for full ownership in three years

New York, February 23, 2021 - The Estée Lauder Companies Inc. (NYSE: EL) announced today that it has entered into an agreement to increase its investment in the Canadian-based, vertically integrated, multi-brand company, DECIEM Beauty Group Inc. (“DECIEM”) from approximately 29% to approximately 76% (the “First Phase”). The transaction is expected to close in the quarter ending June 30, 2021. The Estée Lauder Companies Inc. (“ELC”) has agreed to purchase the remaining interests after a three-year period (the “Second Phase”).

Known as “The Abnormal Beauty Company”, DECIEM is an industry disruptor with a consumer-focused approach. It was founded in 2013 by the late Brandon Truaxe, a visionary who set out to change the beauty industry through authenticity and transparency. He developed the company with creativity and innovation alongside Founder, Pasquale Cusano and Co-Founder, Nicola Kilner. Nicola now leads DECIEM as CEO, working closely with Prudvi Kaka, Chief Scientific Officer, whose in-house team of biochemists lead innovation across DECIEM’s brands, and Stephen Kaplan, Chief Operating Officer.

“Over the last four years, we have built a truly special long-term partnership with the incredible DECIEM team, and we are excited for what the future holds,” said Fabrizio Freda, President and Chief Executive Officer of The Estée Lauder Companies Inc. “DECIEM is an exceptional company. Nicola and her team have built and cultivated authentic brands with highly effective, must-have products using a vertically integrated model, and have fostered a uniquely transparent and engaging communication style. The company’s hero products, desirable innovation, and digital- and consumer-first high-touch approach have been instrumental to its success.”

“Brandon dreamed of ELC being the forever home for DECIEM, and we are truly humbled to achieve his vision today,” said Nicola Kilner. “Prudvi, Stephen, our team and I will continue to build on Brandon's creation and we thank ELC for their continued commitment to our vision and future."

Since ELC’s initial investment in June 2017, DECIEM has grown rapidly, achieving net sales for the 12 months ended January 31, 2021, of approximately USD $460 million. The amount to be paid by ELC at closing is approximately USD $1.0 billion, reflecting a total enterprise value of approximately USD $2.2 billion for the First Phase. Upon closing the First Phase, ELC expects to have a non-cash gain on its initial

1

investment. Excluding this gain, DECIEM’s net sales and earnings are expected to have a negligible impact on ELC’s fiscal year 2021 consolidated results. The acquisition is subject to certain conditions, including regulatory approvals and is expected to close in the quarter ending June 30, 2021. These U.S. dollar amounts were translated at average exchange rates for net sales and current exchange rates for transaction values. The purchase price for the remaining interests in the Second Phase will be determined based on the future performance of DECIEM.

DECIEM’s portfolio currently encompasses six brands, including The Ordinary, an internationally popular skin care brand with impressive community- and referral-driven buzz reflecting a deep connection with its global consumer base of skin care devotees. DECIEM’s range of “functional beauty” brands and products are sold primarily through DECIEM-owned and retailer e-commerce sites and specialty-multi stores, as well as its own freestanding stores, primarily in the United States, United Kingdom and Canada.

In this transaction, Perella Weinberg Partners served as financial advisor to The Estée Lauder Companies Inc., while Lowenstein Sandler LLP and Osler, Hoskin & Harcourt LLP served as legal counsel. The other owners of DECIEM received financial advice from Baylor Klein Limited, Fasken Martineau DuMoulin LLP acted as joint counsel for the selling shareholders, while each of Farris LLP and Gowling WLG (Canada) LLP acted as independent counsel, in each case, for one of the selling shareholders. Blake, Cassels & Graydon LLP acted as corporate counsel for DECIEM Beauty Group Inc. Gowling WLG (Canada) LLP acted as counsel in representing DECIEM’s operational interests.

The forward-looking statements in this press release, including those in the quoted remarks and those relating to the expected closing date, expectations for the acquired company and the benefits of the acquisition, involve risks and uncertainties. Factors that could cause actual results to differ materially from those forward-looking statements include the ability of the parties to satisfy the closing conditions under the definitive purchase agreement, current economic and other conditions in the global marketplace, actions by retailers, suppliers and consumers, competition, ELC’s ability to work with the continuing management and other investors in DECIEM and successfully integrate the acquired business and/or implement its long-term strategic plan, and those risk factors described in ELC’s annual report on Form 10-K for the year ended June 30, 2020.

The Estée Lauder Companies Inc. is one of the world’s leading manufacturers and marketers of quality skin care, makeup, fragrance and hair care products. ELC’s products are sold in approximately 150 countries and territories under brand names including: Estée Lauder, Aramis, Clinique, Lab Series, Origins, Tommy Hilfiger, M·A·C, La Mer, Bobbi Brown, Donna Karan New York, DKNY, Aveda, Jo Malone London, Bumble and bumble, Michael Kors, Darphin, Tom Ford Beauty, Smashbox, Ermenegildo Zegna, AERIN, RODIN olio lusso, Le Labo, Editions de Parfums Frédéric Malle, GLAMGLOW, Kilian Paris, BECCA, Too Faced and Dr. Jart+.

ELC-C
ELC-F
# # #

2